Exhibit 10

PURCHASE AND SALE AGREEMENT

Between

CORPORATE REALTY INCOME FUND I, L.P.
(Seller)

and

ADLER REALTY INVESTMENTS, INC.
(Purchaser)

901-909 NE Loop 410
San Antonio, Texas

Dated as of April 28, 2006

PURCHASE AND SALE AGREEMENT

          This Purchase and Sale Agreement (“Agreement”) is made as of April 28, 2006 (the “Effective Date”), by and between CORPORATE REALTY INCOME FUND I, L.P., a Delaware limited partnership (“Seller”), and ADLER REALTY INVESTMENTS, INC., a California corporation (“Purchaser”).

          A.     Seller owns in fee simple a certain parcel of real property located in the City of San Antonio, County of Bexar, State of Texas, commonly referred to as 901 NE Loop 410 (collectively, as hereinafter described, “Real Property”).

          B.     Subject to the terms and conditions herein, Seller desires to sell and Purchaser desires to purchase the Real Property together with the other property described in Section 1.1.

          NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Purchaser agree as follows:

1.       PURCHASE AND SALE

1.1	Property

          Subject to the terms and conditions hereof, Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller on the Closing Date (as defined in Section 4.1 below) the following (collectively, the “Property”):

(a)

the Real Property, which is legally described on Exhibit A attached hereto, together with any and all rights, privileges and easements appurtenant thereto that are owned by Seller, including without limitation all of Seller’s right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances on and under the Real Property;

(b)

all buildings located on the Real Property, and all other improvements and fixtures located on the Real Property that are owned by Seller, if any, including without limitation any apparatus, equipment and appliances incorporated therein and used in connection with the operation and occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility service, ventilation, or other services thereto, but excluding fixtures owned by tenants (all of which are collectively referred to as the “Improvements”);

(c)

all right, title and interest of Seller in and to any furniture, furnishings, artwork, decorations and other tangible personal property located on and used in connection with the Real Property and Improvements, including without limitation the personal property listed on Schedule 1 (the “Personal Property”);

(d)

all assignable or transferable intangible property, including, but not limited to:  (i) all guaranties and warranties (including guaranties and warranties pertaining to construction of the Improvements); (ii) all air rights, excess floor area rights and other development rights relating or appurtenant to the Real Property or the Improvements; (iii) all rights to obtain utility service in connection with the Improvements and the Real Property; (iv) all assignable licenses and other governmental permits and permissions relating to the Real Property, the Improvements or the operation thereof, including without limitation the licenses and permits listed on Schedule 2 (the “Permits”); and (v) all assignable contracts and contract rights relating to the Real Property or the Improvements, including the contracts listed on Schedule 3 (the “Service Contracts”), which shall survive the Closing (all of the foregoing are hereinafter collectively referred to as the “Intangible Property”); and

(e)

All right, title and interest of Seller in and to the leases and other occupancy agreements covering all or any portion of the Real Property or the Improvements to the extent they are in effect on the date of Closing (collectively the “Leases”), together with all current rents and other sums due thereunder (the “Rents”) and any and all security deposits in connection therewith (the “Security Deposits”).  The Leases, in each case together with the current monthly rent and Security Deposit relative thereto, are set forth on Schedule 4 (the “Rent Roll”).

2.	PURCHASE PRICE

          Purchaser shall pay as the total Purchase Price for the Property (“Purchase Price”) the amount of Fifteen Million Five Hundred Seventy-Five Thousand and No/100ths U.S. Dollars ($15,575,000.00), which shall be payable as follows:

	2.1	Deposit

Concurrently with the receipt by Purchaser of a fully executed copy of this Agreement, Purchaser shall cause One Hundred Thousand and No/100ths U.S. Dollars ($100,000.00) (collectively with all interest accrued thereon, the “Deposit”) to be delivered by wire transfer to Escrow Holder (as hereinafter defined), to be held by the Escrow Holder in accordance with the terms and conditions of this Agreement.  The Deposit shall be held in an interest bearing account or instrument, as approved by Purchaser, as an earnest money deposit and, except as otherwise set forth herein, shall be applied toward the Purchase Price at Closing.  Purchaser will provide Escrow Holder with its Taxpayer Identification Number and such additional information and documents as may be required by Escrow Holder.

The Escrow Holder shall be subject to the following terms and conditions:

(a)

The duties and obligations of the Escrow Holder shall be determined solely by the express provisions of this Agreement and no implied duties and obligations shall be read into this Agreement against the Escrow Holder.

(b)

The Escrow Holder shall be entitled to rely, and shall not be subject to any liability in acting in reliance, upon any joint writing furnished to the Escrow Holder by Purchaser and Seller and shall be entitled to treat as genuine the document it purports to be, including any such letter, paper or other document furnished to the Escrow Holder in connection with this Agreement.

(c)

In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in the escrow created hereby, the Escrow Holder shall refuse to comply with the claims and demands of either party until such disagreement is finally resolved, either by Purchaser and Seller, as evidenced by a joint writing reflective thereof delivered to the Escrow Holder pursuant to subparagraph (b) above, or by a court of competent jurisdiction (in proceedings which the Escrow Holder or any other party may initiate, it being understood and agreed by Purchaser and Seller that the Escrow Holder has the authority (but no obligation) to initiate such proceedings).

(d)

Subject to the provisions of Section 11.13 below and Seller’s right to retain the Deposit as liquidated damages pursuant to Section 12 below, in the event of a termination of this Agreement by either Seller or Purchaser as permitted by the terms of this Agreement, the Escrow Holder is authorized and directed by Seller and Purchaser to deliver the Deposit (as hereinafter defined) to the party hereto entitled to same pursuant to the terms hereof no sooner than the fifth Business Day and no later than the tenth Business Day following receipt by the Escrow Holder and the non-terminating party of written notice of termination delivered in accordance with Section 10 of this Agreement from the terminating party and receipt of evidence satisfactory to the Escrow Holder that the non-terminating party has in fact received written notice of such termination in accordance with Section 10 of this Agreement, unless the non-terminating party hereto notifies the Escrow Holder that it disputes the right of the other party to receive the Deposit.  In such event, the Escrow Holder shall either continue to hold the Deposit or interplead the Deposit into a court of competent jurisdiction until such dispute is resolved, as more specifically provided in Section 2.1(c) above.  All attorney’s fees and costs of the Escrow Holder incurred in connection with such dispute or interpleader shall be assessed against the party that is not awarded the Deposit, or if the Deposit is distributed in part to both parties then in the inverse proportion of such distribution.

	2.2	Interest

          Except as provided in Section 2.1 above and in other provisions of this Agreement where Seller shall be entitled to retain the Deposit as liquidated damages pursuant to Section 12 below, interest on the Deposit shall accrue to the benefit of Purchaser.

	2.3	Cash at Closing

          The balance of the Purchase Price, plus any other amounts required to be paid by Purchaser at Closing, and plus or minus any prorations and credits as provided for in this Agreement, in the form of immediately available U.S. funds, shall be deposited by Purchaser into escrow with the Escrow Holder, in time to allow the Closing to occur on the Closing Date (as hereinafter defined) by wire transfer as more particularly set forth in Section 4.3 below.

3.	TITLE; INSPECTION; ESTOPPELS

	3.1	Title Commitment; Survey

(a)

Concurrently with the receipt by Purchaser of a fully executed copy of this Agreement, Purchaser shall order from Chicago Title Insurance Company, Attn:  Joyce Strazzulla (“Title Company”) a commitment (the “Title Commitment”) for an Owner’s Policy of Title Insurance (Form T-1), and a copy of all recorded documents referred to in the Title Commitment as exceptions to title to the Property (the “Title Documents”).

(b)

Purchaser acknowledges that prior to the Effective Date, Seller has delivered to Purchaser an ALTA survey of the Real Property and Improvements made by Papa Dawson Engineers dated February 1997 (the “Existing Survey”).  Purchaser shall have the right, at its sole cost and expense, to obtain a current survey of the Real Property and Improvements or to update the Existing Survey (the “Survey”) in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys published in 2005.

3.2	Review of Title

          Purchaser shall have until 5:00 p.m. Central Standard Time on the Out Date (as defined below) to review  the Title Commitment, Title Documents and Survey (collectively, “Title Evidence”) (the “Title Approval Date”) and render any objections as to matters of title in writing to Seller.  Any matters shown in the Title Evidence not timely objected to by Purchaser shall be deemed waived and Purchaser shall be deemed to agree to acquire the Property subject to such exceptions (collectively, “Permitted Exceptions”) hereunder.  Except for Required Removal Objections (as defined below), which must be removed by Seller, Seller, in its sole and absolute discretion, may elect to remove or satisfy any such objections, provided that Seller shall have three (3) Business Days from the date of receipt of such objections to identify such objections that Seller so elects to remove or satisfy.  Subject to Purchaser’s approval, which may be granted in Purchaser’s sole and absolute discretion, Seller may cause the Title Company to issue a title endorsement or “insure over” any objection (each, a “Seller Endorsement”) and it shall have the same effect as if such objection was removed or satisfied by Seller.  If Seller does not elect to remove, insure over or satisfy such objections within such time or thereafter delivers written notice to Purchaser that notwithstanding Seller’s reasonable efforts, such objections may not be cured, then Purchaser may, by written notice to Seller within five (5) days after the expiration of such time or the delivery of such written notice, either (a) terminate this Agreement without any liability on its part, in which case the Deposit shall be refunded to Purchaser, Purchaser shall return all documents, including all Due Diligence Documents (as hereinafter defined in Section 3.6(d)) received from Seller or Seller’s agents, to Seller and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12 hereof), or (b) proceed to Closing and take title subject to such objections, in which case such non-cured objections shall become Permitted Exceptions hereunder.  After the Title Approval Date but prior to the Closing Date, Purchaser shall also have the right to disapprove in writing any additional item not previously set forth in the Title Commitment that Title Company intends to show as an exception to title in the Title Policy.  Any such additional item not specifically disapproved in writing delivered within three (3) Business Days following Purchaser’s receipt of written notice of such additional item shall be deemed approved.  Seller shall have until Closing to remove or cause Title Company to insure over (subject to Purchaser’s approval, which may be granted in Purchaser’s sole and absolute discretion) any such disapproved item at Seller’s own expense.  Seller may elect to (a) extend the Closing until the day after the date upon which Seller is able to remove or cause Title Company to insure over (subject to Purchaser’s approval, which may be granted in Purchaser’s sole and absolute discretion) any such disapproved item (but in no event shall such extension exceed ten (10) Business Days after the Closing Date), or (b) terminate this Agreement, unless Purchaser elects to take title subject to such disapproved item, and, if Seller elects to terminate this Agreement, Purchaser shall return all documents, including all Due Diligence Documents received from Seller or Seller’s agents, to Seller and the Deposit shall be returned to Purchaser and, thereupon, neither Seller nor Purchaser shall have any further obligation hereunder (except as set forth under Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12 hereof).  Notwithstanding anything in this Agreement to the contrary, and notwithstanding any approval or consent given by Purchaser hereunder, Seller shall cause all mortgages and deeds of trust encumbering Seller’s interest in the Real Property, and all mechanic’s liens filed against the Property relating to work performed on the Property and contracted for by Seller (collectively “Required Removal Objections”), to be released and reconveyed from the Real Property, or, with respect to such mechanic’s liens, otherwise bonded, on or prior to the Closing and shall cause the Title Company to insure title to the Real Property as vested in Purchaser without any exception for such matters.

3.3	Vesting of Title

          At Closing, Seller shall convey all of Seller’s right, title and interest in and to the Real Property and Improvements to Purchaser by limited warranty deed (as further described in Section 4.2(a)(i) below), subject to the Permitted Exceptions, and shall convey Seller’s interest in the Personal Property to Purchaser by bill of sale (as further described in Section 4.2(a)(ii) below).

3.4	Title Insurance

          At Closing, the Title Company shall issue to Purchaser an extended ALTA Owner’s Policy of Title Insurance (Form T-1) in the amount of the Purchase Price insuring that title to the Real Property and Improvements is vested in Purchaser subject only to the Permitted Exceptions (the “Title Policy”), provided that, if required by the Title Company, Purchaser shall, at its sole cost and expense, update the Existing Survey and deliver a copy of same, or the Survey, certified to the Title Company in a manner that will allow the Title Company to issue any additional coverage title policy.

3.5	Inspection Period

          Purchaser shall have until 5:00 p.m. Central Standard Time on the date that is thirty-two (32) days after the Effective Date (the “Inspection Period”) to inspect the Property and the Due Diligence Documents, and to perform such other due diligence with respect to the Property as Purchaser reasonably deems necessary, subject to the rights of tenants in possession of the Property.  Purchaser may, on or before the expiration of the Inspection Period (the “Out Date”), in its sole discretion, advise Seller and Escrow Holder, in writing, of its election to proceed or not to proceed with the purchase of the Property.  If Purchaser, in its sole discretion, decides that it will not proceed with the purchase of the Property, Purchaser shall on or before the Out Date give notice to Seller and Escrow Holder that it is terminating this Agreement.  If Purchaser fails to notify Seller and Escrow Holder of its decision on or before the Out Date, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to this Section 3.5.  Upon any termination, in the absence of a default by Purchaser, the Deposit shall be refunded to Purchaser, all documents, including all Due Diligence Documents, received from Seller or Seller’s agents, shall be returned by Purchaser to Seller, Purchaser shall, at Seller’s request, at no cost to Seller, without representation or warranty, deliver to Seller true and correct copies of all third party reports obtained by Purchaser with respect to the Property, and, subject to Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12 hereof, neither party shall have any further rights or obligations hereunder.  In the event Purchaser notifies Seller of its election to proceed with the purchase, then this Agreement will not be terminated, the Deposit shall become non-refundable (subject to the other terms and conditions of this Agreement) and Seller and Purchaser shall proceed to Closing in accordance with the terms and conditions hereof and the Inspection Period termination rights shall be deemed waived by Purchaser.  Purchaser shall not undertake any soil borings, ground water testing or other “Phase II” investigative procedures without first having obtained the prior written consent of Seller.  In connection with Purchaser’s inspection of the Property, Purchaser agrees that:

(a)	All inspection fees, engineering fees, or other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be at Purchaser’s sole cost and expense;

(b)

Purchaser will give Seller reasonable advance notice of the dates of all inspections and will schedule all tests and inspections during normal business hours whenever feasible unless otherwise requested by Seller;

(c)	Seller will have the right to have one or more representatives of Seller accompany Purchaser and Purchaser’s representatives, agents or designees while they are on the Property;

(d)	Any entry by Purchaser, its representatives, agents or designees will not unreasonably interfere with Seller’s use of the Property or with the operations of any tenant;

(e)	Purchaser will restore any damage caused to the Property by Purchaser’s entry on the Property for inspection purposes at Purchaser’s sole cost and expense if this transaction does not close; and

(f)

In making any inspection hereunder, Purchaser will treat and will cause any representative of Purchaser to treat all information obtained by Purchaser pursuant to the terms of this Agreement as strictly confidential in accordance with Section 11.12 below.

Purchaser shall have the right to further inspect the Property as provided in Section 3.6(b) hereafter (during normal business hours and upon notice to Seller), including for the purpose of confirming that the Property is in the same condition at Closing as existing at the end of the Inspection Period, reasonable wear and tear excepted; provided, however, that such continuing right of inspection shall in no way be deemed to extend or resurrect the Inspection Period or constitute a condition to Closing, subject however, to the other terms and conditions of this Agreement.  For purposes of this Agreement, the term “Business Day” shall mean a day other than any Saturday, Sunday, or day upon which national banks in San Antonio, Texas, or the Escrow Holder, are not open for general banking business.

The covenants of Purchaser contained in this Section 3.5(a) and (e) shall survive the Closing Date or any earlier termination of this Agreement.

3.6	Furnishing of Information

(a)

In furtherance of Purchaser’s rights set forth above, Seller has furnished, or within one (1) Business Day after the Effective Date will deliver to Purchaser’s office in California, to the extent in Seller’s possession or control, copies of the following:

(i)

a current rent roll (the “Rent Roll”) with respect to the Property attached as Schedule 4, together with copies of all Leases and amendments and/or modifications currently in effect, together with a list pertaining to the status of rental payments by tenants under the Leases and any delinquencies in connection therewith;

(ii)

copies of the environmental, geology, and all other property condition reports in Seller’s possession, which are identified on Schedule 5, and any other environmental study or report of the Property prepared for Seller;

(iii) copies of the Service Contracts, including any property management agreement (Seller has previously indicated to Purchaser that there is no property management agreement);

(iv) copies of all warranties relating to the Property or any portion thereof or any of Seller’s equipment or the building systems therein;

(v) copies of licenses and permits relating to the Property and its operations;

	(vi)	copies of the originally issued certificate of occupancy for each of the two (2) buildings constituting the Property;

	(vii)	copies of the current tax bill for the Property, and documentation concerning any property tax appeals during the past three years;

	(viii)	the most recent survey of the Property;

	(ix)	operating statements regarding operation of the Property for the previous three (3) years and the year to date income expense reports relating to the operation of the Property for 2006 to date;

	(x)	copies of all utility bills for the past (12) twelve months of operations;

	(xi)	copies of any documentation relating to litigation that is in process;

	(xii)	all common area maintenance and/or expense pass through reconciliations for the past three (3) years, including the current estimates;

	(xiii)	aging report; and

	(xiv)	site plans for the Property.

(b)

Seller will allow Purchaser and Purchaser’s agents reasonable access to the Property during regular business hours to inspect the Property during the Inspection Period and thereafter until the earlier of any termination of this Agreement and the Closing Date, subject to Section 3.6(c) below and the terms of the Leases.  Purchaser hereby indemnifies, defends and holds Seller and the Property harmless from any and all costs, loss, damages or expenses, of any kind or nature (including, without limitation, mechanics’ liens and reasonable attorneys’ fees and expenses) directly arising out of or resulting from or caused by such inspection, investigation, entry and/or other activities upon the Property by Purchaser, its employees, agents, contractors, subcontractors, and/or assigns.  Notwithstanding anything to the contrary herein, the indemnity set forth in this Section 3.6(b) shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

(c)

During any period of entry upon the Property prior to Closing, Purchaser shall maintain, with insurance companies acceptable to Seller, the following insurance:  Worker’s Compensation Insurance as required by law and Employer’s Liability Insurance; Comprehensive General Liability or Commercial General Liability insurance, with limits of not less than One Million Dollars ($1,000,000).  Each policy of insurance shall name Seller as an additional insured.  Further, each policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller.  Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses.  A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to the entry onto the Property by Purchaser or its agents.  The certificate shall expressly provide that no less than ten (10) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate.  A renewal certificate for each of the policies required by this Section 3.6(c) shall be delivered to Seller not less than ten (10) days prior to the expiration date of the term of such policy.  Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per project, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

(d)

In addition to the information to be furnished to Purchaser under Section 3.6(a) above, Seller shall make available to Purchaser for inspection and copying on site at the Property or at the business office of Seller or its agents or otherwise, or at Seller’s option deliver to Purchaser, such documents, materials and information concerning the Property as Seller may have in its possession or under its control (including without limitation (i) lease files; (ii) copies of financial statements, if any, for the Property for the last three (3) years and copies of such historical information in the possession of Seller or Seller’s agents regarding operating expenses of the Property; (iii) guaranties, warranties, licenses, governmental permits (including certificates of occupancy); (iv) relevant, pertinent reports and agreements in the possession of Seller or Seller’s agents pertaining to the Property, if any (i.e., engineering reports, environmental reports, development records and as-built plans and specifications), excluding only (x) materials that Seller shall have obtained or developed in connection with the potential sale of the Property, including analyses of the value of the Property, and (y) materials that are subject to attorney-client privilege or work-product doctrine (collectively with the information described in Section 3.6(a) above, the “Due Diligence Documents”).  Seller shall reasonably cooperate with Purchaser to obtain any consents required in connection with an assignment of any of the Due Diligence Documents.  All of the Due Diligence Documents are confidential and shall not be distributed or disclosed by Purchaser to any person or entity not associated with Purchaser in accordance with Section 11.12 hereof.  Seller agrees to deliver to Purchaser a copy of any written notices which Seller receives prior to Closing from any governmental authority pertaining to any violation of law or ordinance regulating the use of the Property which are received by Seller prior to the Closing Date and of any notice which Seller receives prior to Closing from any tenant regarding any default under any Lease.  If the transaction fails to close for any reason whatsoever, Purchaser shall return to Seller all copies of the Due Diligence Documents which Seller or its agents may have delivered to Purchaser in accordance with this Section 3.6.  THE FURNISHING OF ANY MATERIALS, DOCUMENTS, REPORTS, OR AGREEMENTS DESCRIBED ABOVE SHALL NOT BE INTERPRETED IN ANY MANNER AS A REPRESENTATION OR WARRANTY OF ANY TYPE OR KIND BY SELLER, ANY PARTNER OF SELLER OR AGENT OF SELLER, OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OF SELLER, OR ITS AGENTS, OR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING.

3.7	Tenant Estoppel Certificates.

          At least five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser copies of estoppel certificates (the “Estoppel Certificates”) duly executed by the respective tenants under Leases covering not less than eighty-five percent (85%) of the rentable square footage of the Improvements currently under lease to tenants, excluding such portion of the Improvements currently operated as “Executive Suites”, provided, however, that in all events Seller shall deliver an estoppel certificate from each tenant occupying 5,000 or more rentable square feet of the Improvements.  The Estoppel Certificates shall be in such form as may be required under the terms of the applicable Lease, or in the absence of such form for any tenant, substantially in the form requested by Purchaser.  In this regard, Purchaser shall provide to Seller a sample form promptly after it determines the requirements of its lender.  Thereafter, Seller shall promptly prepare the Estoppel Certificates and use its commercially reasonable efforts to obtain signatures from the tenants under the Leases.  Seller shall not be deemed to be in default of its obligations under this Agreement as a result of Seller’s failure to deliver such Estoppel Certificates.

4.	CLOSING

	4.1	Closing

          The purchase and sale of the Property (“Closing”) shall occur within the period expiring thirty (30) days after the termination of the Inspection Period except that if such day shall not be a Business Day, the Closing shall occur on the next Business Day thereafter (the “Closing Date”); provided, however, that each of Seller and Purchaser shall be entitled to one (1) extension of the Closing Date for a period not to exceed ten (10) days upon prior written notice thereof to the other party.  In addition, Purchaser shall be entitled to one (1) additional extension of the Closing Date for a period not to exceed twenty (20) days upon prior written notice thereof to Seller, provided that concurrently with the giving of such notice, Purchaser shall pay Seller the sum of Twenty-Five Thousand Dollars ($25,000), which sum shall be immediately non-refundable to Purchaser but shall be credited against the Purchase Price at Closing.  Seller and Purchaser agree that this transaction shall close in escrow through the Title Company, which shall serve as escrow holder hereunder (“Escrow Holder”).  In this regard, Seller and Purchaser shall execute Escrow Holder’s standard form general provisions and such other instructions consistent herewith as Escrow Holder may require and are reasonably acceptable to Seller and Purchaser;  provided, however, nothing in such general provisions or instructions shall constitute an amendment to or modification of this Agreement and, in the event of any conflict, the terms of this Agreement shall prevail.  Purchaser and Seller shall endeavor to conduct a “pre-closing” on the Business Day prior to the Closing Date with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 4.3 below.

	4.2	Transactions at Closing

At least one (1) Business Day prior to the Closing Date:

	(a)	Seller shall deliver or cause to be delivered to Escrow Holder the following documents (collectively, the “Conveyance Documents”) duly executed and acknowledged where appropriate:

(i) A limited warranty deed (the “Deed”) conveying the Real Property and the Improvements, subject to the Permitted Exceptions, in the form attached hereto as Exhibit E;

(ii) Bill of Sale in the form set forth on Exhibit B attached hereto, conveying the Personal Property to Purchaser;

(iii)

Two counterparts of the Assignment and Assumption Agreement (the “Assignment”) in the form set forth on Exhibit C attached hereto, conveying all interest of Seller as landlord in and to the Leases pertaining to the Real Property and Improvements as more specifically set forth on Schedule B to the Assignment and Assumption Agreement; and in and to any equipment leases, commission agreements and service contracts, as set forth on Schedules C, D and E, respectively, to the Assignment and Assumption Agreement;

(iv)

Certificate of non-foreign status in the form set forth on Exhibit D attached hereto, to confirm that Purchaser is not required to withhold part of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;

(v)	Original executed copies of all Leases; provided, however, that the original Leases shall be held at the Property for delivery to the Purchaser incident to the Closing;

(vi)	Information required by the Title Company to comply with the real estate reporting requirements set forth in Section 6045(e) of the Internal Revenue Code of 1986, as amended;

(vii)	Certificate confirming that the representations and warranties of Seller under this Agreement remain true and correct in the form attached hereto as Exhibit G;

(viii)	Evidence as to the authority of the person or persons executing documents on behalf of the Seller reasonably acceptable to Purchaser and the Title Company;

(ix)

The Service Contracts which survive Closing, as provided in Section 9.5 below, together with such leasing and property files and records pertaining to day-to-day operation, leasing and maintenance of the Property, to the extent such files and records are in the possession of Seller or Seller’s building manager; provided, however, that such documentation shall be held at the Property for delivery to the Purchaser incident to the Closing, and provided, further, that proprietary information of Seller not relevant to the ownership or operation of the Property shall not be included.  Until the earlier to occur of (i) the sale of the Property by Purchaser, or (ii) the expiration of a period of three (3) years after the Closing, Purchaser shall allow Seller and its agents and representatives reasonable access without charge but without cost to Purchaser to all files, records and documents delivered to Purchaser at the Closing upon reasonable advance notice and at all reasonable times, to examine and make copies of any and all such files, records and documents, which right shall survive the Closing;

(x)	Affidavits as may be customarily and reasonably required by the Title Company, in form reasonably acceptable to Seller;

(xi)	Closing Statement acceptable to Seller;

(xii)	An updated Rent Roll in the same form as set forth as Schedule 4, certified by Seller as correct and complete as of the date of delivery thereof;

(xiii)	keys to all locks on the Real Property and Improvements in Seller’s or Seller’s building manager’s possession; and

(xiv)	Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

(b)	Purchaser shall deliver to Escrow Holder the following:

	(i)	The Purchase Price as adjusted in Section 2.3 above, and as further adjusted to reflect the Purchaser’s share of closing costs, and any fees as more particularly set forth in Section 4.3 below;

	(ii)	Two counterparts of a duly executed and acknowledged Assignment (as described in Section 4.2(a)(iii) above);

	(iii)	Information required by the Title Company to comply with the real estate reporting requirements set forth in Section 6045(i) of the Internal Revenue Code of 1986, as amended;

	(iv)	Evidence of the authority of the person or persons executing documents on behalf of Purchaser reasonably acceptable to Seller and the Title Company;

	(v)	Certificate confirming that the representations and warranties of Purchaser under this Agreement remain true and correct in the form attached hereto as Exhibit H;

	(vi)	Closing Statement acceptable to Purchaser;

	(vii)	Affidavits as may be customarily and reasonably required by the Title Company, in form reasonably acceptable to Purchaser; and

	(viii)	Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

(c)

Seller and Purchaser shall execute a tenant notification letter to all tenants under the Leases (the “Tenant Notification Letter”) in the form attached hereto as Exhibit F, and Purchaser shall, within forty-eight (48) hours following the Closing, cause the Tenant Notification Letter to be delivered to such tenants.

4.3	Title Transfer and Payment of Purchase Price

(a)

Purchaser agrees to deliver the cash payment specified in Section 4.2(b)(i) above by wiring the same to the Escrow Holder so that the wire may be confirmed in time to allow Closing to occur on the Closing Date.  In addition, after all Purchaser’s conditions set forth in Section 7.2 have been satisfied or waived, Purchaser shall direct the Escrow Holder to deposit or wire the same into Seller’s designated account(s) upon the recording by the Title Company of the documents to be executed and delivered by Seller under Sections 4.2(a) above or upon issuance by the Title Company of, or unconditional agreement by the Title Company to issue, the Title Policy.

(b)

Upon receipt of all items specified in Section 4.2 and following the satisfaction or waiver of all conditions precedent to Closing and upon Title Company issuing or committing to issue the Title Policy, Escrow Holder shall take the following actions:

	(i)	Prorate any and all amounts to be prorated pursuant to Sections 5.1 and 5.2 below;

	(ii)	Date and cause to be recorded the Deed as of Closing and designate that the Deed be returned directly to Purchaser after recordation;

	(iii)	Issue the Title Policy to Purchaser;

	(iv)	Deliver the Deposit and the balance of the Purchase Price to Seller, plus or minus appropriate adjustments;

	(v)	Credit Purchaser with the total of any and all tenant security deposits then held by Seller under the Leases and any and all prorated rents and other items;

	(vi)	Deliver properly executed copies of the Closing Statement to Seller and to Purchaser, which Closing Statement shall have been approved by Seller and Purchaser prior to Closing;

	(vii)	Deliver to Seller a copy of the Deed as recorded and executed originals of all documents delivered by Purchaser to Escrow Holder pursuant to Section 4.2(b) above;

	(viii)	Deliver to Purchaser executed originals of all documents delivered by Seller to Escrow Holder pursuant to Section 4.2(a) above, other than that set forth in Section 4.2(a)(i) above; and

	(ix)	Pay any broker’s commissions as provided herein.

4.4	Reporting Requirements

          The Escrow Holder shall comply with all applicable federal, state and local reporting requirements relating to the closing of the transactions contemplated herein.  Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law).  Escrow Holder shall hold Purchaser, Seller and their respective counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorneys’ fees and other litigation expenses, arising or resulting from the failure of Escrow Holder to comply with such reporting requirements.

5.	PRORATIONS; CLOSING ITEMS

	5.1	Prorations; Closing Costs

(a)

The parties shall endeavor to cause the utility and service providers of Seller to open new accounts with Purchaser effective as of the Closing Date.  If that cannot be accomplished, the amount due on any gas, electric, water, sewer, or other utility bill, or service contract relating to the Property shall be prorated between Seller and Purchaser as of the Closing Date, to the extent such utilities or service contracts are the obligation of the Seller and not a direct or indirect obligation of a tenant under any of the Leases.  Any utility deposits made by Seller shall be and remain the property of Seller.

(b)

All collected rents and other payments from each tenant under the Leases, including, but not limited to, base rent, additional rent, percentage rent (if any), and expense reimbursements, shall be prorated between Seller and Purchaser as of the Closing Date.  The balance remaining from any security deposits or prepaid rent under the Leases held by Seller shall be credited to Purchaser (including the balance of estimated tax, insurance and common area maintenance payments made to Seller by tenants under the Leases net of any payments by Seller thereon).  Purchaser agrees to indemnify and hold harmless Seller from and against any loss, cost or expense (including, but not limited to, attorneys’ fees and expenses) resulting from any claim for such deposits or prepaid rent actually paid or credited to Purchaser.  If any rent or other payments under the Leases are in arrears as of the Closing Date (“Delinquent Rents”), the amount of any such Delinquent Rents which are collected by Purchaser shall be promptly paid by Purchaser to Seller after Closing.  Purchaser shall be entitled to deduct from any such payment (i) Purchaser’s reasonable costs of collection incurred with respect to such Delinquent Rents (including attorneys’ fees), (ii) rents due for the month in which such payment is received by Purchaser, and (iii) rents from such tenant attributable to any period after the Closing that are past due on the date of receipt.  Purchaser agrees to include in its normal invoicing of tenants an appropriate statement seeking collection of any Delinquent Rents.  Seller may make reasonable efforts to collect Delinquent Rents from and after the Closing Date; provided, however, that Seller shall not be entitled to pursue any action for eviction of any tenant from the Property.  The provisions of this Section shall survive Closing and shall not be merged therein.

(c)

All real estate taxes payable in respect of the Property shall be prorated as of the Closing Date; provided, Seller shall be entitled to recover any reimbursements from the tenants on account of such taxes for the period prior to Closing, and Purchaser shall immediately remit to Seller any such reimbursements received by Purchaser upon receipt thereof.  Any real estate taxes due and payable for any periods subsequent to the Closing shall be the obligation of Purchaser and any real estate taxes due and payable for any periods prior to the Closing shall be the obligation of Seller, provided Purchaser shall cooperate with Seller to obtain any reimbursement from any tenant in respect of any such taxes.  Seller and Purchaser agree to mutually cooperate with each other in connection with ongoing tax reduction proceedings relating to prior tax years, if any, and any ongoing or future proceedings relating to the year in which the Closing occurs, if any, and any refund resulting therefrom (to the extent not refundable to tenants under the Leases) shall be prorated between Seller and Purchaser based on the Closing Date, after deducting therefrom the reasonable out-of-pocket expenses incurred by the parties.  The provisions of the immediately preceding two sentences shall survive Closing and shall not be merged therein.

(d)

Purchaser shall pay for the cost of recording the Deed; the premium for the Title Policy in excess of the premium for a standard coverage policy; the cost of any endorsements (other than Seller Endorsements) and special or extended coverages of any nature in connection with the Title Policy; any documentary stamp tax with respect to the recordation of the Deed and documents relating to Purchaser’s financing; one-half (1/2) of any escrow and closing fees charged by Escrow Holder; any surveys or updates prepared by or at the direction of Purchaser; any taxes payable on the transfer of the Personal Property; and any lender’s title insurance coverage on account of any other loan obtained by Purchaser.  Purchaser shall pay for all costs relating to any financing obtained by Purchaser in connection with its purchase of the Property, including any and all costs incurred by Purchaser in performing any tests and investigations.  Seller shall pay for the premium for a standard coverage title policy in the amount of the Purchase Price; the cost of the Seller Endorsements (but not the cost of any endorsements or special or extended coverages other than the Seller Endorsements); one-half (1/2) of any escrow and closing fees charged by Escrow Holder; any prepayment or reconveyance fee in connection with any payoff or release of any existing deed of trust or mortgage; and the recording fees with respect to documents which Seller elects to place of record in order to cure title objections raised by Purchaser to the extent Seller elects to cure the same, as fully described in Section 3.2.  Each party shall pay its own attorneys’ fees

	5.2	Calculation of Prorations

          For purposes of calculating prorations, Seller shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, through the day prior to the Closing Date and Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, from and after 12:01 a.m. on the Closing Date.  All prorations shall be made on the basis of the actual number of days of the year and month which have elapsed as of the Closing Date.  All prorations which cannot be ascertained as of the Closing shall be prorated on the basis of the parties’ reasonable estimate of such amount.  Except as otherwise stated above, if necessary, the amount of prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available but in any event no later than ninety (90) days after the Closing Date; provided, however, the ninety (90) day period shall be extended for a reasonable time for any real property tax reduction or abatement proceeds, which are to be prorated between Purchaser and Seller pursuant to Section 5.1(c), and for any period of time which may be required for reconciliation of tax, insurance, and common area maintenance expenses for the calendar year in which the Closing Date occurs.  Purchaser and Seller each agree to reasonably cooperate with the other with respect to such final proration.  This provision shall survive Closing and shall not be merged therein.

6.	REPRESENTATIONS AND WARRANTIES

	6.1	Seller’s Representations and Warranties

Seller hereby represents and warrants to Purchaser as follows:

(a)

Seller’s Entity.  Seller is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has qualified as a foreign limited partnership in the state in which the Property is located, and the execution and performance of this Agreement will not violate any term of its limited partnership certificate or agreement, or any judicial decree, statute or regulation by which it may be bound or affected.

(b)

Seller’s Authority.  Seller has full power and authority to enter into this Agreement and to perform all its obligations hereunder, and has taken all action required by law, its governing instruments, or otherwise to authorize the execution, delivery and performance of this Agreement and all the deeds, agreements, certificates, and other documents contemplated herein, and this Agreement has been duly executed by and is a valid and binding agreement of Seller,  enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by the laws of bankruptcy, insolvency, or other laws affecting creditors’ rights generally.

	(c)	No Conflict or Lien. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any contract, license or undertaking to which Seller is a party or by which any of its property is bound, or constitute a default thereunder or, except as contemplated herein, result in the creation of any lien or encumbrance upon the Property.

(d)

No Proceedings.  No legal or administrative proceeding is (i)  pending or to the best of Seller’s knowledge threatened against the Property or (ii) pending or to the best of Seller’s knowledge threatened against Seller which would materially adversely affect the Property or Seller’s right to convey the Property to Purchaser as contemplated in this Agreement. Seller shall have the right to, and shall promptly, update the representation set forth herein to reflect any proceeding that first becomes pending after the Effective Date, or of which Seller first acquires knowledge after the Effective Date.

(e)

Leases; Service Contracts.  Seller has delivered to Purchaser a correct and complete copy of each of the Leases and Service Contracts and any amendments thereto.  The information regarding the Leases contained on the Rent Roll attached as Schedule 4, which identifies all tenants of the Property as of the Effective Date, is correct and complete as of the date of this Agreement.  Except as set forth on Schedule 4, no commissions, tenant improvement costs or reimbursements for improvements are due or could become due from Seller in connection with the Leases.  To the knowledge of Seller, each of the Leases and Service Contracts is in full force and effect, no notice has been given of any cancellation or surrender thereof, and neither Seller nor the tenant or other party is in default thereunder.

(f)

Violations.  Seller has no knowledge of and has not received written notice from any governmental body, authority or agency of any violation of federal, state or local laws, ordinances, codes, rules or regulations affecting the Property, including any notice with respect to any Hazardous Materials (as hereinafter defined) or of any violation of any insurance requirements relative to the Property, any matters identified in which have not been corrected.  Seller shall have the right to, and shall promptly, update the representation set forth herein to reflect any notice of which Seller first acquires knowledge after the Effective Date.

(g)

Condemnation.  Seller has no knowledge of and has received no written notice of any pending or threatened condemnation proceedings relating to the Property.  Seller shall have the right to, and shall promptly, update the representation set forth herein to reflect any proceeding that first becomes pending after the Effective Date, or of which Seller first acquires knowledge after the Effective Date.

(h)

Commissions.  Except as set forth on Schedule 4, no leasing commissions are due and payable with respect to the existing terms of the Leases; provided, however, that nothing contained in this Section  6.1(h) shall be construed in any way to modify the obligations with respect to leasing commissions and tenant improvements described in Sections 9.2 and 9.3 hereof.

(i)

Service Contracts.  All material Service Contracts affecting the Property are accurately set forth on Schedule 3 hereto.  Except for the Service Contracts and Leases, Seller has not entered into any contracts, subcontracts or agreements affecting the Property (including outstanding offers or proposals given by Seller) that will be binding upon Buyer after the Closing.

(j)	Bankruptcy. No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller, under the Federal Bankruptcy Code or any similar state or federal Law.

          Except with respect to the warranties set forth in Section 6.1, Seller has not made any warranty or representation, express or implied, written or oral, concerning the Property, including without limitation any representations relating to Hazardous Materials (as defined in Section 6.3(c) below).

          All representations and warranties of Seller contained herein are intended to and shall remain true and correct as of the Closing and shall survive the delivery of the Deed for a period of six (6) months after Closing and shall thereafter expire unless a claim thereunder has been commenced in compliance with the next sentence and diligently pursued thereafter.  Any claims by Purchaser with respect to such representations or warranties shall be commenced by written notice to Seller within twelve (12) months after closing and shall be diligently pursued thereafter or shall be deemed waived by Purchaser.  Notwithstanding the foregoing, Purchaser shall have no claim against Seller with respect to the representations and warranties set forth in this Section 6.1 if Purchaser had actual knowledge that a representation or warranty was untrue or inaccurate or incorrect as of the time of Closing and Purchaser nevertheless chose to proceed with Closing hereunder.

          Whenever in this Agreement a representation of Seller is based on the “Seller’s knowledge” or words of similar import, such reference shall be deemed to be to the actual knowledge of Robert F. Gossett, Jr., without investigation or inquiry of any kind.  There shall be no personal liability to said individual arising out of said representations or warranties.  No knowledge of parties affiliated with, employed by, or related by agency to Seller shall be imputed to Seller or to the above-named person.

          Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount which may be collected by Purchaser pursuant to the representations and warranties of Seller set forth herein shall not exceed $350,000, plus any legal fees and costs awarded under Section 11.2.

6.2	Purchaser’s Representations and Warranties

Purchaser represents, warrants, and covenants to Seller that:

(a)

Authority to Execute; Organization.  This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by equitable principles or by the laws of bankruptcy, insolvency, or other laws affecting creditors’ rights generally.  Purchaser is a corporation validly organized and in good standing under the laws of the state of its organization, and the execution of this Agreement, delivery of money and all required documents, Purchaser’s performance of this Agreement and the transaction contemplated hereby have been duly authorized by the requisite action on the part of the Purchaser and Purchaser’s directors, shareholders, partners, members or trustees.

(b)	Recording. Purchaser shall not record this Agreement or a memorandum hereof at any time.

(c)

Litigation.  There is no litigation pending or, to Purchaser’s knowledge, threatened, against Purchaser or any basis therefore before any court, regulatory authority or administrative agency that would likely result in any material adverse change in the business or financial condition of the Purchaser.

(d)

Purchaser Experience.  Purchaser is experienced in contracting for and investigating the suitability of real property similar to the Property for the acquisition thereof for investment purposes and is represented or has had an opportunity to be represented by counsel in connection with this transaction.  Purchaser has the responsibility under this Agreement to inspect the Property and the real estate market in sufficient detail to fully satisfy itself with respect to the environmental conditions and the market conditions affecting the Property including, without limitation, property values, interest rates, and similar market factors.  Purchaser has reached its conclusions based upon its own analysis and without relying upon representations by Seller, its employees, agents or consultants.

(e)

Terrorist Organizations.  Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

6.3	Purchaser Accepts Property “As Is”

(a)

Purchaser Acknowledgment.  As of the expiration of the Inspection Period, Purchaser acknowledges for Purchaser and Purchaser’s successors, heirs and assignees, (i) that Purchaser has been given full opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, either independently or through agents and experts of Purchaser’s choosing, (ii) that Purchaser is acquiring the Property based solely upon Purchaser’s own investigation and inspection thereof and Seller’s representations and warranties set forth in Section 6.1, and (iii) that the provisions of this Section 6.3(a) shall survive Closing and shall not be merged therein.  SELLER AND PURCHASER AGREE THAT UPON CLOSING THE PROPERTY SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE “AS IS, WHERE IS, WITH ALL FAULTS” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6.1, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY.  PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, SELLER’S AGENTS OR BROKERS, AS TO ANY MATTER CONCERNING THE PROPERTY (EXCEPT FOR THE WARRANTIES SPECIFICALLY SET FORTH IN SECTION 6.1), INCLUDING WITHOUT LIMITATION: (l) THE CONDITION OR SAFETY OF THE PROPERTY OR ANY IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, IF ANY, FOUNDATIONS, SOIL AND GEOLOGY INCLUDING HAZARDOUS MATERIALS (AS HEREINAFTER DEFINED), LOT SIZE, OR SUITABILITY OF THE PROPERTY OR ITS IMPROVEMENTS FOR A PARTICULAR PURPOSE; (2) WHETHER THE APPLIANCES, IF ANY, PLUMBING

OR UTILITIES ARE IN WORKING ORDER; (3) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (4) THE FITNESS OF ANY PERSONAL PROPERTY; OR (5) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES, INCLUDING, WITHOUT LIMITATION THE REQUIREMENTS OF THE AMERICANS WITH DISABILITIES ACT, 42 USCA § 12101 et. seq.  SUBJECT ONLY TO THE WARRANTIES EXPRESSLY SET FORTH IN SECTION 6.1, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY SELLER, ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES.  ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE TO BE THE SOLE RESPONSIBILITY OF PURCHASER AND PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY CHANGES, ALTERATIONS, OR REPAIR TO THE PROPERTY AND PURCHASER ACKNOWLEDGES THAT, IN THE EVENT THAT PURCHASER ELECTS TO PROCEED TO CLOSING PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD AS PROVIDED IN THIS AGREEMENT, PURCHASER WILL HAVE COMPLETED ITS DUE DILIGENCE WITH RESPECT TO THE PROPERTY TO ITS SATISFACTION.

(b)

No Claim for Hazardous Materials.  Upon Closing, Purchaser, for Purchaser and Purchaser’s successors in interest, releases Seller from, and waives all claims and liability which Purchaser may have against Seller for, any structural, physical and environmental condition of the Property, including without limitation the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Resource Conservation and Recovery Act (“RCRA”), the Toxic Substances Control Act (the “TSCA”), as such acts may be amended from time to time, or any other federal or state statutory or regulatory cause of action arising from or related to Hazardous Materials at, in or under the Property  (collectively, the “Hazardous Waste Laws”).  The waiver and release of Purchaser set forth in this Section 6.3(b) shall survive the Closing Date and shall be enforceable at any time after the Closing Date.

(c)

“Hazardous Materials” Defined.  For purposes of this Agreement, the term “Hazardous Material” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, those substances regulated by the Hazardous Waste Laws.

(d)

No Representations as to Hazardous Materials.  Purchaser acknowledges that Seller has made no representations or warranties whatsoever to Purchaser regarding the presence or absence of any Hazardous Materials in, at, or under the Property; provided, however, that Seller and Purchaser acknowledge that Seller has made certain representations as to no proceedings, notices received, knowledge or otherwise as more specifically set forth in Sections 6.1 (d), (f) and (g).  Purchaser has made such studies and investigations, conducted such tests and surveys, and engaged such specialists as Purchaser has deemed appropriate to evaluate fairly the Property and its risks from an environmental and Hazardous Materials standpoint.

7.	CONDITIONS TO CLOSING

	7.1	Seller’s Conditions

          The obligation of Seller to sell and convey the Property under this Agreement is subject to the satisfaction of the following conditions precedent or conditions concurrent (the satisfaction of which may be waived only in writing by Seller):

(a)	Delivery of Purchaser’s notice under Section 3.5 of its election to proceed with the Closing under this Agreement.

(b)

Delivery and execution by Purchaser to Escrow Holder of all monies, items, and other instruments required to be delivered by Purchaser to Escrow Holder and the performance by Purchaser of all its obligations under this Agreement;

(c)	Purchaser’s covenants, warranties, and representations set forth herein shall be true and correct as of the Closing Date; and

(d)	There shall be no uncured default by Purchaser of any of its obligations under this Agreement.

7.2	Purchaser’s Conditions

          The obligation of Purchaser to acquire the Property under this Agreement is subject to the satisfaction of the following conditions precedent or conditions concurrent:

(a)

Delivery and execution by Seller to Escrow Holder of all monies, items and other instruments to be delivered by Seller to Escrow Holder and the performance by Seller of all its obligations under this Agreement, provided, however, that the original Leases and Service Contracts which survive Closing, and the leasing and property files and records pertaining to day-to-day operation, leasing and maintenance of the Property, to the extent same are in the possession of Seller, shall be held at the Property for delivery to the Purchaser incident to Closing;

(b)	Seller’s covenants, warranties and representations set forth herein shall be true and correct as of the Closing Date;

(c)	There shall be no uncured default by Seller of any of its obligations under this Agreement; and

(d)	Title Company shall be irrevocably committed to issue the Title Policy subject to the Permitted Exceptions.

7.3	Failure of Condition

(a)

In the event of a failure of any condition contained in Section 7.1 or 7.2 above which is not the result of a default by either party, the party for whose benefit the condition existed may either waive the condition and proceed to Closing or may terminate this Agreement in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12);

(b)	In the event of a failure of any condition contained in Section 7.2 above due to a default by Seller, then Purchaser may in its sole discretion:

(i)

terminate this Agreement in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12);

(ii)	pursue specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with the terms of this Agreement; or

(iii)	waive such default and close the transaction.

(c)	In the event of a failure of any condition contained in Section 7.1 above due to a default by Purchaser after the expiration of the Inspection Period, Seller may in its sole discretion:

(i)

terminate this Agreement and retain as liquidated damages the Deposit, as described in Article 12, in which event all documents deposited by Purchaser shall be immediately returned to Purchaser, and all documents deposited by Seller shall be immediately returned to Seller, copies of all third party reports obtained by Purchaser shall be delivered to Seller in accordance with Section 3.5, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12); or

	(ii)	waive such default and close the transaction.

(d)

Seller waives any rights it may have to specific performance in the event of a default by Purchaser with the exclusive remedy of Seller being the right to liquidated damages more fully described in Section 12 hereof.  Purchaser waives any right to any claim of any nature for damages or otherwise in the event of a default by Seller and Purchaser acknowledges that its exclusive remedies in the event of a default by Seller shall be to either terminate this Agreement in accordance with Section 7.3(b)(i) above, to seek specific performance in accordance with Section 7.3(b)(ii) above, or waive such default and close the transaction in accordance with Section 7.3(b)(iii) above.

(e)

Anything herein to the contrary notwithstanding, in the event the transaction herein contemplated shall fail to close in accordance with the terms and conditions of this Agreement solely by reason of Seller’s willful and bad faith refusal to close (when all other obligations of Seller and Purchaser have been satisfied as herein provided), then, in addition to Purchaser’s right to terminate this Agreement as set forth in Section 7.3(b)(i) above, upon such termination Seller shall reimburse Purchaser an amount not to exceed $75,000 for costs and expenses actually incurred by Purchaser in connection with its due diligence and closing related costs (including reasonable attorneys’ fees and expenses), which sum shall be paid by Seller to Purchaser within ten (10) days of presentment by Purchaser of invoices, receipts and such other documentation reasonably acceptable to Seller substantiating Purchaser’s claim for reimbursement hereunder.

8.	DAMAGE OR DESTRUCTION OF THE PROPERTY; CONDEMNATION

	8.1	Damage or Destruction of the Property

(a)

If, between the Effective Date and the Closing Date, the Property is Materially Damaged or Destroyed (as hereinafter defined), Purchaser may elect in writing, within ten (10) Business Days after receipt of notice by Purchaser from Seller of such damage or destruction (the “Casualty Notice Date”), accompanied by information regarding the amount and payment of insurance, to terminate this Agreement or to purchase all of the Property without regard to such damage or destruction.  If Purchaser fails to notify Seller of Purchaser’s election, Purchaser will be deemed to have elected not to proceed with the purchase of all of the Property.  If Purchaser elects not to proceed, this Agreement shall terminate in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12).  In the event that Purchaser purchases the Property, Seller shall have no obligation to repair any such damage or destruction, nor shall the Purchase Price be adjusted except as provided in 8.1(b) below.  “Materially Damaged or Destroyed” shall mean damage or destruction the repair or replacement of which either would not be permitted due to the then effective requirements of any applicable law, ordinance, rule or regulation of any governmental or quasi-governmental agency having jurisdiction, or, as determined by a licensed general contractor having at least five (5) years experience in the construction of commercial office buildings, selected by Seller and reasonably approved by Purchaser, would exceed Seven Hundred Fifty Thousand Dollars ($750,000) as to any casualty of a type against which insurance is maintained (a “Major Insured Casualty”) or would exceed Three Hundred Fifty Thousand Dollars ($350,000) as to any casualty against which insurance is not maintained (a “Major Uninsured Casualty”).  As used herein, repair or replacement means such repair or replacement to the Improvements as may be required to restore the Improvements to a condition having substantially the same design, specifications and equipment of the Improvements immediately prior to the casualty.  If, between the Effective Date and the Closing Date, the Property sustains  damage which is not within the definition of Materially Damaged or Destroyed , the parties shall proceed to Closing.  If between the Effective Date and the Closing Date, the Property is Materially Damaged or Destroyed due to a Major Uninsured Casualty, Seller may elect in writing, within five (5) days after the Casualty Notice Date, to terminate this Agreement.  If Seller fails to notify Purchaser of Seller’s election, Seller will be deemed to have elected not to proceed with the sale of all of the Property.

(b)

If Purchaser elects or is required to purchase the Property despite such damage or destruction, Seller shall assign its rights to and Purchaser shall be entitled to receive any insurance proceeds (with any accrued interest thereon) at or after Closing (as the same are available) and Purchaser shall receive a credit toward the Purchase Price (i) for the insurance deductible relative to Seller’s insurance on the Property with respect to an insured casualty, including a Major Insured Casualty, or (ii) for the cost of repair not covered by insurance with respect to an uninsured casualty, including a Major Uninsured Casualty.  Seller shall reasonably cooperate with Purchaser to allow Purchaser to collect any available insurance proceeds.  Seller agrees to maintain until the Closing the level of insurance coverage in effect on the Property as of the Effective Date.

(c)

If, as a result of any casualty, any determination, election or agreement required by the terms of this Section 8.1 is not made by the scheduled Closing Date, the Closing Date shall be extended for an appropriate time, not to exceed twenty (20) days, after such determination, election or agreement.

8.2	Condemnation

          If prior to Closing all or any part of the Property is subject to a proposed taking by any public authority, Seller shall promptly notify Purchaser in writing of such proposed taking and Purchaser may terminate this Agreement by notice to Seller within fifteen (15) days after written notice thereof.  If Purchaser so elects, this Agreement shall terminate in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12).  If Purchaser does not so elect to terminate this Agreement, Purchaser shall accept the Property subject to the taking without a reduction in the Purchase Price and shall receive at Closing an assignment of all of Seller’s rights to any condemnation award to the extent that such amount does not exceed the Purchase Price plus any legal fees and expenses actually expended in obtaining such award, with any condemnation award in excess of such amount to be divided equally between Seller and Purchaser.  Seller shall reasonably cooperate with Purchaser to allow Purchaser to collect any such award.

9.	COMMISSIONS AND EXPENSES; COVENANTS

9.1	Payment of the Sale Commission

          Purchaser and Seller represent and warrant to each other that no real estate broker or agent has been authorized to act on either parties’ behalf except CB Richard Ellis (“Seller’s Agent”) under a separate commission agreement between Seller and Seller’s Agent.  Seller will pay or cause to be paid to Seller’s Agent at Closing, the commission payable under such commission agreement.  Purchaser hereby indemnifies Seller and holds Seller harmless from and against any and all demands or claims which now or hereafter may be asserted against Seller for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker which was engaged or which claims to have been engaged by Purchaser and all expenses and costs in handling or defending any such demand or claim, including reasonable attorneys’ fees.  Seller hereby indemnifies Purchaser and holds Purchaser harmless from and against any and all demands or claims which now or hereafter may be asserted against Purchaser for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker which was engaged or which claims to have been engaged by Seller and all expenses and costs in handling or defending any such demand or claim, including reasonable attorneys’ fees.  This provision shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

9.2	Leasing Commissions/Tenant Improvements

(a)

Seller shall pay all leasing commissions or tenant improvement costs payable under Leases executed prior to the Effective Date except for commissions and costs payable by reason of any expansion, extension or renewal of such Leases (but only to the extent such expansions, extensions or renewals are pursuant to option rights expressly set forth in such Leases as of the Effective Date, herein called the “Existing Rights”) occurring on or after the Effective Date, which shall be paid by Seller and Purchaser as hereinafter provided.  A summary of the business terms of any amendment, renewal or expansion of an existing Lease (unless such renewal or expansion is pursuant to and in accordance with the terms of any Existing Rights, in which case Seller and Purchaser agree that any such renewal or expansion shall be effective upon the valid exercise by a tenant pursuant to the terms of any such Existing Rights) or of any new Lease which Seller wishes to execute between the Effective Date and the Closing Date will be submitted to Purchaser prior to execution by Seller.  Purchaser agrees to notify Seller in writing within five (5) Business Days after its receipt thereof of either its approval or disapproval thereof, including all leasing commissions, tenant improvement and inducement payments to be incurred in connection therewith.  If Purchaser informs Seller within such five (5) Business Day period that Purchaser does not approve the amendment, renewal or expansion of the existing Lease or the new Lease (a “New Lease Agreement”), and such notice is given after the expiration of the Inspection Period, then Seller shall not enter into the proposed New Lease Agreement.  If such notice is given prior to the Out Date, Seller may elect by written notice to the Purchaser prior to the Out Date (i) not to enter into the proposed New Lease Agreement or (ii) to proceed with such New Lease Agreement; provided, however, that in the event that Seller elects to proceed with such New Lease Agreement and the parties shall thereafter proceed to Closing, all leasing commissions, tenant improvement costs, inducement payments, attorneys’ fees or other fees payable incident to the initial tenancy under such New Lease Agreement shall be paid by Seller.  In the event Purchaser fails to notify Seller in writing of its approval or disapproval of any New Lease Agreement within the five (5) Business Day period set forth above, Purchaser shall be deemed to have approved such New Lease Agreement.  All leasing commissions and tenant improvement costs, inducement payments, attorneys’ fees and other fees paid or expenses incurred with respect to any New Lease Agreement (regarding which Seller has advised Purchaser in the requisite summary of business terms delivered to Purchaser as required above) approved or deemed approved by Purchaser as set forth above in this Section 9.2(a) shall be the obligation of Purchaser and Seller, divided pro rata based upon an allocation determined by the rental income received by Seller relative to such New Lease Agreement prior to Closing and the total rental income projected to be paid during the initial term of such New Lease Agreement.

(b)

To the extent Seller shall be obligated for any leasing commissions, tenant improvement costs, inducement payments, attorneys’ fees or other fees payable in connection with any Lease or New Lease Agreement pursuant to Section 9.2(a) above for which actual payment thereof has not been made by or on behalf of Seller on or before the Closing, Purchaser shall receive a credit at Closing for all such unpaid commissions, costs, expenses and fees.

9.3	Lease Expense Reimbursement and Assumption

          At Closing, Purchaser shall (i) reimburse Seller for all leasing commissions, tenant improvement costs, inducement payments, attorneys’ fees and other fees paid or expenses incurred by Seller under any

New Lease Agreement made on or after the Effective Date, if any, which has been approved or deemed approved by Purchaser pursuant to Section 9.2, less the pro rata share of all such costs and expenses otherwise payable by Seller pursuant to the last sentence of Section 9.2(a) above and (ii) assume all obligations of the landlord under Leases which either (a) arise after Closing or (b) are continuing covenants of the landlord which apply after Closing, if any.

9.4	Maintenance of the Property; Property Personnel

          Between Seller’s execution of this Agreement and the Closing, Seller shall continue to operate the Property in a manner consistent with the historical operations of the Property, and shall maintain the Property in its existing condition and repair, reasonable wear and tear excepted.

9.5	Service Contracts

          Seller shall not, after the date of this Agreement, enter into any service contract affecting the Property or any amendment thereof, which shall be an obligation of Purchaser after Closing, or waive, compromise or settle any rights of Seller under any Service Contract which shall be assumed by Purchaser upon Closing, or agree to, or modify, amend, or terminate any Service Contract which shall be assumed by Purchaser upon Closing, without in each case obtaining Purchaser’s prior written consent thereto.  Seller shall terminate at or before Closing those existing Service Contracts that Seller is contractually entitled to terminate without cost and that Purchaser designates to Seller, on or before the Out Date, as not to survive Closing.

10.	NOTICES

           All notices, requests or demands to a party hereunder shall be in writing and shall be effective (i) when received by overnight courier service or facsimile telecommunication (provided that a copy of such notice, request or demand is deposited into the United States mail within one (1) Business Day of the facsimile transmission), or (ii) three (3) days after being deposited into the United States mail (sent certified or registered, return receipt requested), in each case addressed as follows (or to such other address as Purchaser or Seller may designate in writing in accordance with this Section 10):

If to Seller:

Corporate Realty Income Fund I, L.P.
475 Fifth Avenue, 21st Floor
New York, New York 10017
Attention: Robert F. Gossett, Jr.

With a copy to:

Arnold & Porter LLP
399 Park Avenue
New York, New York 10022
Attention: Michael J. Canning, Esq.

If to Purchaser:

ADLER REALTY INVESTMENTS, INC.
21731 Ventura Boulevard, Suite 300
Woodland Hills, CA 91364
Attention: Michael Adler

With a copy to:

Davies & Lemmis
5000 N. Parkway Calabasas, Suite 304
Calabasas, California 91302
Attention: M. Randel Davies

If to Escrow Holder:

Chicago Title Insurance Company
700 North St. Mary’s Street, Suite 125
San Antonio, TX 78205
Attention: Michael Guerra

11.	MISCELLANEOUS

	11.1	Time

Time is of the essence in the performance of each party’s obligations hereunder.

	11.2	Attorneys’ Fees

          If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and expenses.  The phrase “prevailing party” shall include a party which receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise.  This provision shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

11.3	No Waiver

          No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.

11.4	Entire Agreement

          This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject.  This Agreement may only be modified in writing.

11.5	Survival

          Except for (i) the representations and indemnity obligations of Purchaser and Seller under this Agreement, (ii) the post-closing obligations of Purchaser and Seller under this Agreement and (iii) as otherwise specifically provided in this Agreement, none of the agreements, warranties and representations contained herein shall survive Closing.

11.6	Successors

          Subject to Section 11.7, this Agreement shall bind and inure to the benefit of the parties hereto and to their respective legal representatives, successors and permitted assigns.

11.7	Assignment

          Purchaser shall be entitled, without Seller’s prior consent, to assign Purchaser’s rights in and to this Agreement to an entity controlled by or under common control with Purchaser (a “Permitted Assignee”).  Seller’s written consent shall be required for any other assignment of Purchaser’s rights to a nominee under this Agreement.  Any attempted unpermitted assignment, except with Seller’s prior written consent, shall be ineffective and shall constitute a default under this Agreement.  Notwithstanding any assignment hereunder, Purchaser shall remain liable for the obligations of Purchaser under this Agreement.  Purchaser represents, warrants and certifies to Seller that Purchaser has not assigned, transferred or encumbered or agreed to assign, transfer or encumber, directly or indirectly, all or any portion of its rights or obligations under this Agreement.  Purchaser shall give written notice of any proposed assignment at least five (5) Business Days prior to Closing.  If there is an assignment permitted hereunder or if Seller approves such assignment, Seller shall have no obligation to reissue any surveys, or title commitments previously delivered to Purchaser, nor shall Seller be responsible for any costs or expenses of any nature associated with such transfer.

11.8	Relationship of the Parties

          The parties acknowledge that neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.

11.9	Governing Law

          This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

11.10	Possession; Risk of Loss

          Seller shall deliver to Purchaser possession of the Property on the Closing Date, subject only to the Leases and Permitted Exceptions.  All risk of loss or damage with respect to the Property shall pass from Seller to Purchaser upon Closing.

11.11	Review by Counsel

          The parties acknowledge that each party and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.12	Confidentiality

(a)

Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and prior to the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction, other than (i) to directors and officers of the parties, limited partners, members and/or shareholders of Seller, Purchaser or Permitted Assignee, and employees, prospective lenders of Purchaser or Permitted Assignee, attorneys, accountants, agents and affiliates of the parties who are involved in the ordinary course of business with this transaction, all of which shall be instructed to comply  with the confidentiality provisions hereof, or (ii) as required by law or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction.

(b)

Notwithstanding anything to the contrary contained elsewhere herein, Purchaser hereby acknowledges that all information furnished by Seller or its agents or representatives to Purchaser or obtained by Purchaser in the course of Purchaser’s investigation of the Property, or in any way arising from or relating to any and all studies or entries upon the Property by Purchaser, its agents or representatives, shall be treated as confidential information and further, that if any such confidential information is disclosed to unpermitted third parties prior to the Closing, Seller may suffer damages and irreparable harm.  In connection therewith, Purchaser hereby expressly understands, acknowledges and agrees (i) that Purchaser will not disclose any of the contents or information contained in or obtained as a result of any reports or studies made in connection with Purchaser’s investigation of the Property, in any form whatsoever (including, but not limited to, any oral information received by Purchaser during the course of Purchaser’s inspection of the Property), to any party prior to the Closing other than (a) the Seller, Seller’s employees, agents or representatives, or Purchaser’s or a Permitted Assignee’s agents, employees, representatives, attorneys, consultants or potential institutional lenders without the prior express written consent of Seller (which consent shall not be unreasonably withheld) or (b) as required by law or in response to lawful process or subpoena or other valid and enforceable order of a court of competent jurisdiction; (ii) that in making any disclosure of such information as permitted hereunder, Purchaser will advise said parties of the confidentiality of such information and the potential of damage to Seller as a result of any disclosure of such information by said third party; and (iii) that Seller is relying on Purchaser’s covenant not to disclose any of the contents or information contained in any such reports or investigations to unpermitted third parties prior to Closing (all of which is deemed to be confidential information by the provisions of this Section).  In the event this Agreement is terminated, Purchaser agrees to return to Seller all information, studies, or reports Purchaser or Purchaser’s agents have obtained from Seller or Seller’s agents, contractors or representatives with respect to the Property or the condition of the Property.  In the event either Purchaser or Purchaser’s agents, employees, representatives, attorneys, consultants or potential institutional lenders cause a breach of Purchaser’s duty of confidentiality hereunder, Purchaser shall be liable to Seller for damages and Seller may pursue all of its remedies afforded it under this Agreement.  This provision shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

11.13	Termination

Upon termination of this Agreement for any reason by either party, Purchaser shall have the obligation to return to Seller all Due Diligence Documents and copies thereof (including the survey) and any other information or documentation received by Purchaser from Seller or Seller’s agents with respect to the Property and shall not disclose to any unpermitted third party the contents thereof.

11.14	Waiver of Jury Trial

          THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PROPERTY, THE CONVEYANCE DOCUMENTS OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION.

PURCHASER’S INITIALS: MSA   SELLER’S INITIALS: RFG

11.15	Counterparts

          This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and the counterparts taken together shall constitute a single agreement.

11.16	Limitation on Liability

          Purchaser expressly agrees that the obligations and liabilities of Seller under this Agreement and any document referenced herein shall not constitute personal obligations of the officers, directors, employees, agents, affiliates, members, representatives, partners, stockholders or other principals and representatives of Seller.  Notwithstanding anything to the contrary, Seller’s liability, if any, arising in connection with this Agreement or with the Property shall, prior to Closing, be limited to the remedies as set forth in Section 7.3 of this Agreement and, post-Closing, shall be limited in accordance with Section 6.1 of this Agreement.  The limitations of liability contained in this section shall apply equally and inure to the benefit of Seller’s present and future officers, directors, affiliates, members, representatives, trustees, partners, shareholders, agents and employees, and their respective heirs, successors and assigns.

11.17	Partial Invalidity

          If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.18	Construction

          Headings at the beginning of each section and subsection are solely for the convenience of Purchaser and Seller and are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine, and vice versa.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if Purchaser and Seller had prepared the same.  Unless otherwise indicated, all references to sections and subsections are to this Agreement.  All Exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.  In the event the stated date for Closing or the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day thereafter.

12.	LIQUIDATED DAMAGES

          IF ESCROW DOES NOT CLOSE DUE TO BREACH OR DEFAULT BY PURCHASER IN ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT AFTER THE INSPECTION PERIOD, AND SUCH BREACH OR DEFAULT IS NOT CURED WITHIN FIVE (5) DAYS AFTER DELIVERY OF NOTICE TO PURCHASER, THEN SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND RETAIN THE AMOUNT OF THE DEPOSIT DESCRIBED IN SECTION 2.2 AS LIQUIDATED DAMAGES.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES.  SELLER AND PURCHASER SPECIFICALLY FURTHER AGREE AFTER NEGOTIATION THAT THIS SECTION 12 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH OR DEFAULT BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE PROVISIONS OF THIS SECTION 12 SHALL NOT BE CONSTRUED AS A LIMITATION ON THE OBLIGATIONS OF PURCHASER UNDER SECTIONS 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12  HEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION.

PURCHASER’S INITIALS: MSA   SELLER’S INITIALS: RFG

13.	NO RECORDING

          The provisions hereof shall not constitute a lien on the Property and this Agreement shall not be placed or suffered to be placed by Purchaser for recording with the office of the recorder (clerk) for the county in which the Property is located.  Purchaser hereby appoints Seller as Purchaser’s true and lawful attorney-in-fact, coupled with an interest, for the purposes of the execution of such documents and doing such acts as shall be necessary to effect the discharge of the recording of this Agreement if such recording shall have been accomplished in violation of this Section.

14.	EFFECTIVENESS

          This Agreement shall only be effective if a counterpart is signed by both Seller and Purchaser.

Signatures on following pages

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:

CORPORATE REALTY INCOME FUND I, L.P.

By:	/s/ Robert F. Gossett, Jr.

Robert F. Gossett, Jr.
General Partner

By:	1345 Realty Corporation,
General Partner

By:	/s/ Robert F. Gossett, Jr.

Robert F. Gossett, Jr.
President

PURCHASER:

ADLER REALTY INVESTMENTS, INC., a California corporation

By:	/s/ Michael S. Adler

Name:	Michael S. Adler
Title:	President

ESCROW HOLDER:

CHICAGO TITLE INSURANCE COMPANY

By:

Its:

TABLE OF CONTENTS

EXHIBIT A	Legal Description of Property
EXHIBIT B	Bill of Sale
EXHIBIT C	Assignment and Assumption Agreement
EXHIBIT D	Seller’s Affidavit
EXHIBIT E	Form of Limited Warranty Deed
EXHIBIT F	Tenant Notification Letter
EXHIBIT G	Form of Seller’s Recertification of Representations and Warranties
EXHIBIT H	Form of Purchaser’s Recertification of Representations and Warranties
EXHIBIT I	Form of Tenant Estoppel Certificate

SCHEDULE 1	Personal Property
SCHEDULE 2	Permits
SCHEDULE 3	Service and Other Contracts
SCHEDULE 4	Rent Roll
SCHEDULE 5	Environmental and Property Condition Reports